Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-285728
November 19, 2025
PROSPECTUS SUPPLEMENT NO. 14

DEVVSTREAM CORP.
UP TO 114,968,270 COMMON SHARES
This prospectus supplement amends the prospectus dated March 12, 2025 (as supplemented to date, the “Prospectus”) of DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1 (No. 333-285728). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Company’s Definitive Proxy Statement, filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2025. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
Shares of our Common Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DEVS”. On November 18, 2025, the closing price of our Common Shares was $1.49.
Investing in the Company’s Common Shares involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 14 is November 19, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DEVVSTREAM CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DEVVSTREAM, CORP.
2108 N St., Suite 4254
Sacramento, California 95816
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On December 29, 2025
To the Shareholders of DevvStream Corp.
You are cordially invited to attend the annual meeting (the “Annual Meeting”) of holders (“Shareholders”) of common shares (“Common Shares”) of DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada (the “Company”). The Annual Meeting will be held on Monday, December 29, 2025, at 10:00 a.m. Pacific Time and will be a virtual Shareholder meeting. You can listen to the meeting, submit questions and vote online. You must register for the Annual Meeting via www.virtualshareholdermeeting.com/DEVS2025 no later than 11:59 p.m. Eastern Time on Friday, December 26, 2025. The meeting will be held for the following purposes:
1.	To elect five Directors of the Company to serve until the next Annual Meeting of Shareholders (“Proposal 1”);
2.
To conduct a non-binding advisory vote on the desired frequency of a non-binding advisory vote on executive compensation (the “Frequency of Voting for Executive Compensation Proposal” or “Proposal 2”);

3.	To conduct a non-binding advisory vote on executive compensation (the “Executive Compensation Proposal” or “Proposal 3”);
4.	To ratify the selection of Davidson & Company LLP (“Davidson”) as the Company’s independent auditors for the year ending July 31, 2026 (“Proposal 4”);
5.	To transact such other business as may properly come before the Annual Meeting.
THE BOARD UNANIMOUSLY RECOMMENDS (1) A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, (2) A VOTE FOR EVERY 3 YEARS AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, (3) A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION, (4) A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2026.
The Board has fixed the close of business on November 10, 2025, as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Accordingly, only Shareholders of record at the close of business on the Record Date are entitled to notice of, and shall be entitled to vote at, the Annual Meeting or any postponement or adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials
for the Virtual Annual Meeting of Shareholders
to Be Held on Monday December 29, 2025, at 10:00 a.m. Pacific Time.
Register for the virtual Annual Meeting
Vía www.virtualshareholdermeeting.com/DEVS2025
The proxy statement to Shareholders are available at:
Vía www.proxyvote.com

You are cordially invited to attend the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note, however, that if your Common Shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
A complete list of Shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Annual Meeting and for a period of ten days prior thereto at the executive offices of the Company in Sacramento, California during ordinary business hours for any purpose germane to the Annual Meeting.
This Notice is not a form for voting and presents only an overview of the more complete Proxy materials, which contain important information and are available on the Internet at the above address or by mail upon request. Shareholders are encouraged to access and review carefully the information contained in the enclosed Proxy Statement prior to voting.
This Notice and the attached Proxy Statement are first being disseminated to Shareholders on or about November 18, 2025.
By Order of the Board of Directors,
Sunny Trinh, Chief Executive Officer
Sacramento, California
November 18, 2025

i

DEVVSTREAM CORP.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
December 29, 2025
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors (the “Board” or “Board of Directors”) of Devvstream Corp. (the “Company” or “DevvStream”) is soliciting your proxy to vote at the Annual Meeting of Shareholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about November 18, 2025 to all Shareholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be a virtual Shareholder meeting through which you can listen to the meeting, submit questions and vote online. In order to attend the Annual Meeting, you must first register at www.virtualshareholdermeeting.com/DEVS2025 by 11:59 p.m. Eastern Time on Friday, December 26, 2025. Please follow the instructions on the registration page. You will then receive a meeting invitation by email with your unique link to join the Annual Meeting along with a password prior to the meeting date. We recommend that you log on a few minutes before the Annual Meeting to ensure that you are logged in when the meeting begins. Information on how to vote online during the Annual Meeting is discussed below.
We have decided to hold a virtual Shareholder meeting to enable our Shareholders to participate from any location around the world that is convenient to them. Shareholders that attend the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will not be able to attend the Annual Meeting in person.
Both Shareholders of record and street name Shareholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting.
Who can vote at the Annual Meeting?
Only Shareholders of record at the close of business on November 10, 2025 will be entitled to vote at the Annual Meeting. On this Record Date, there were 3,841,642 Common Shares outstanding and entitled to vote. Each Common Share entitles the holder thereof to one vote on each proposal (and each director nominee) at the Meeting.
Shareholder of Record: Shares Registered in Your Name
If on November 10, 2025, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a Shareholder of record. As a Shareholder of record, you may vote online during the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or internet as instructed below to ensure your vote is counted. If you are a Shareholder of record, your virtual control number will be on your proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on November 10 2025, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the Shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. However, since you are not the Shareholder of record, you may not vote your shares online during the Annual Meeting unless you request and obtain a legal proxy from your broker, bank or other agent. During the registration process, you will be asked to upload or email the legal proxy provided to you by your broker, bank or other agent. You are also invited to attend the Annual Meeting so long as you demonstrate proof of stock ownership. Instructions on how to demonstrate proof of stock ownership are posted at www.proxyvote.com . On the day of the Annual Meeting, if you are a beneficial holder, you may vote during the meeting only if, during registration and in advance of the meeting, you emailed or uploaded a copy of your legal proxy to www.virtualshareholdermeeting.com/DEVS2025 as instructed below.
The Company intends to send proxy related materials indirectly through intermediaries and brokers to non-objecting beneficial owners under the Canadian Securities Administrators’ National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer. The Company will not pay for the costs of delivery of proxy related materials to objecting beneficial owners. An objecting beneficial owner will not receive the materials unless the objecting beneficial owner’s intermediary assumes the cost of delivery.
What am I voting on?
There are four matters scheduled for a vote:
•	To elect five Directors of the Company to serve until the next Annual Meeting of Shareholders (“Proposal 1”);
•
To conduct a non-binding advisory vote on the desired frequency of a non-binding advisory vote on executive compensation (the “Frequency of Voting for Executive Compensation Proposal” or “Proposal 2”);

•	To conduct a non-binding advisory vote on executive compensation (the “Executive Compensation Proposal” or “Proposal 3”);
•	To ratify the selection of Davidson & Company LLP (“Davidson”) as the Company’s independent auditors for the year ending July 31, 2026 (“Proposal 4”);
What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Who are the principal holders of voting securities?
As of the date hereof, to the knowledge of the directors and executive officers of the Company, the only persons who beneficially own, or control or direct, directly or indirectly, Common Shares carrying 10% or more of the voting rights attached to all outstanding Common Shares of each class are set out below:

Name	Number and Percentage of Common Shares
Focus Impact Sponsor, LLC	2,234,114 and 40.48%
Devvio Inc.	720,177 and 18.70%

How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Shareholder of Record: Shares Registered in Your Name
If you are a Shareholder of record, you may vote online during the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online during the Annual Meeting even if you have already voted by proxy.
•
To vote online during the Annual Meeting, you may vote using the link that will be provided on the virtual meeting screen, or you may visit www.virtualshareholdermeeting.com/DEVS2025 while the polls are open. In order to vote during the Annual Meeting, you will need your virtual control number, which will be on your proxy card.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the virtual control number from your proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on Friday December 26, 2025 to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. Please have your enclosed proxy card available when you access the voting website and follow the prompts to vote your shares. Your internet vote must be received by 11:59 p.m. Eastern Time on ] Friday December 26, 2025 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from the Company. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the Annual Meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form. In advance of the Annual Meeting, you will need to upload or email a copy of the legal proxy from your broker, bank or other agent to www.proxyvote.com in order to vote at the Annual Meeting. To vote online during the Annual Meeting, you may vote using the link that will be provided on the virtual meeting screen, or you may visit www.virtualshareholdermeeting.com/DEVS2025 while the polls are open. You will need your virtual control number, which will be assigned to you in your confirmation of registration email, in order to vote during the Annual Meeting.
Internet proxy voting has been provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each Common Share you own as of November 10, 2025.
There were 3,841,642 fully paid and non-assessable Common Shares outstanding on November 10, 2025. There are no cumulative voting rights. Information about the holdings of Common Shares by our directors and executive officers is contained in the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters”.

If I am a Shareholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a Shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as recommended by our Board.
If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment. If you are a Shareholder entitled to vote at the Meeting, you have the right to appoint a person or company other than the persons designated on the proxy card, who need not be a Shareholder, to attend and act for you and on your behalf at the Annual Meeting.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
Under stock exchange rules, brokers, banks and other securities intermediaries that are subject to such rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such rules, but not with respect to “non-routine” matters. The election of Directors (Proposal 1), the frequency of the non-binding advisory vote on executive compensation (Proposal 2), and the non-binding the non-binding advisory vote on executive compensation (Proposal 3) are considered non-routine proposals under applicable New York Stock Exchange (“NYSE”) rules. Under the rules, if you do not instruct your broker, bank or other nominee in a timely fashion how to vote your shares (so-called “broker non-votes”) the broker or nominee can vote your shares as it sees fit only on matters that are determined to be routine, and not on any other proposal. The proposal for the ratification of the auditors (Proposal 4) is considered to be a routine proposal under NYSE rules and your nominee can vote on such proposals even if it does not receive voting instructions from you. However, your nominee cannot vote on Proposal 1, Proposal 2, and Proposal 3, without your voting instructions. Please be sure to give specific voting instructions so that your vote can be counted.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How does the Board recommend I vote?
The Board unanimously recommends that you vote your shares:
•	“FOR” the nominees listed in Proposal 1;
•	“FOR” every 3 years as the frequency with which Shareholders are provided an advisory vote on executive compensation (Proposal 2);
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3); and
•	“FOR” the ratification the selection of Davidson & Company LLP as the Company’s independent auditors for the year ending July 31, 2026 (Proposal 4)
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to DevvStream Corp. Attention: Secretary at 2108 N St., Suite 4254, Sacramento, California 95816.
•	You may attend the Annual Meeting virtually and vote online. Simply attending the meeting virtually will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will not be counted towards or against the vote total for the election of Directors (Proposal 1), the frequency of the non-binding advisory vote on executive compensation (Proposal 2), and the non-binding advisory vote on executive compensation (Proposal 3).
How many votes are needed to approve the proposal?
Each of the proposals will be considered to be approved if it receives “For” votes from the holders of not less than two thirds of the votes cast by the Shareholders at the Annual Meeting. Broker non-votes will have no effect.
What is the quorum requirement?
A quorum of Shareholders is necessary to hold a valid meeting. A quorum will be present if Shareholders holding no less than one-third of the votes entitled to be cast at the Annual Meeting are present online or represented by proxy, irrespective of the number of persons actually present at the Annual Meeting. On the Record Date, there were 3,841,642 shares outstanding and entitled to vote. Thus, the holders of 1,280,547 shares must be present online at the virtual meeting or represented by proxy at the meeting to have a quorum.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Shareholders present online at the meeting at the virtual meeting or represented by proxy may adjourn the Annual Meeting to another date but may not transact any other business.
How do I ask a question at the Annual Meeting?
Only Shareholders of record as of November 10, 2025 may submit questions or comments at the Annual Meeting. If you would like to submit a question, you must first register for the Annual Meeting at www.virtualshareholdermeeting.com/DEVS2025 by 11:59 p.m. Eastern Time on Friday, December 26, 2025 and, once you join the meeting, you can type your question in the questions/chat box in the meeting portal.
To ensure that we have a productive and efficient meeting, and in fairness to all Shareholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to the start of the Annual Meeting. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that such remarks are respectful of your fellow Shareholders and meeting participants. Our management may group questions by topic with a representative question read aloud and answered. In addition, questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the “Question and Answer” portion of the Annual Meeting.

What do I do if I have technical difficulties in connection with the Annual Meeting?
There will be technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting live audio webcast. Please be sure to check in by 9:45 a.m. Pacific Time on September 26, 2025, the day of the meeting, so that any technical difficulties may be addressed before the Annual Meeting live audio webcast begins. If you encounter any difficulties while accessing the virtual meeting during check-in or the meeting itself, a technical assistance phone number will be provided on the virtual meeting registration page 15 minutes prior to the start of the meeting.
Will a list of record Shareholders as of the Record Date be available?
A list of our record Shareholders as of the close of business on the Record Date will be made available to Shareholders during the meeting. In addition, for the ten days prior to the date of the Annual Meeting, the list will be available for examination by any Shareholder of record for a legally valid purpose at our corporate headquarters during regular business hours.
When are shareholder proposals due for next year’s annual meeting of Shareholders?
Requirements for shareholder proposals to be considered for inclusion in the Company’s Proxy Materials. Shareholders interested in submitting a proper proposal for inclusion in the Proxy Materials for our next annual meeting may do so by submitting such PROPOSAL in writing to our offices located at 2108 N St., Suite 4254, Sacramento, California 95816, Attn: Corporate Secretary. To be eligible for inclusion, shareholder proposals must be received by us not less than 120 days before the one year anniversary on which the Company first mailed its Proxy Statement to Shareholders in connection with the previous year’s annual meeting of Shareholders, which will be August 31, 2026, for next annual meeting, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, however, that in the event that the date of the annual meeting has been changed more than 30 days from the one year anniversary of the date of the previous year’s meeting, then the deadline for receipt of notice by the shareholder is within a reasonable time before the Company begins to distribute its Proxy Materials in order to be eligible for inclusion in the Company’s Proxy Statement and Proxy relating to that meeting.
Requirements for shareholder business or nominations to be brought before the Company’s annual meetings. Shareholder proposals, including the nomination of a person for election to the Board, brought before the Annual Meeting should consider including, among other things: information as follows:
(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):
(i)	the name, age, business address and residential address of the person;
(ii)	the principal occupation or employment of the person for the past five years;
(iii)	the status of the person as a “resident Canadian” (as such term is defined in the Act);
(iv)
the class or series and number of shares which are controlled or which are owned beneficially or of record by the person as of the Record Date for the meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(v)
full particulars regarding any contract, agreement, arrangement, understanding or relationship (collectively, “Arrangements”), including, without limitation, financial, compensation and indemnity related Arrangements, between the Proposed Nominee or any associate or affiliate of the Proposed Nominee and any Nominating Shareholder or any of its Representatives; and

(vi)
any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

(b)	as to the Nominating Shareholder giving the notice:
(i)	the name, age, business address and, if applicable, residential address of such Nominating Shareholder;
(ii)	full particulars of any proxy, contract, relationship, arrangement, agreement or understanding pursuant to which such Nominating Shareholder has a right to vote any shares; and

(iii)
any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to Applicable Securities Laws.

Shareholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures set forth in “Corporate Governance —Meetings of the Board of Directors — Shareholder Recommendation of Nominees.”
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
THIS QUESTION-AND-ANSWER SECTION IS ONLY MEANT TO GIVE AN OVERVIEW OF THE PROXY STATEMENT. FOR MORE INFORMATION, PLEASE REFER TO THE MATERIAL CONTAINED IN THE SUBSEQUENT PAGES.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents incorporated by reference into this proxy statement, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to: statements regarding the Company’s and the Company’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including statements regarding our future results of operations or financial condition, business strategies and plans, financing, investment and trading strategies and plans, and the objectives of management for future operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	the Company’s ability to recognize the expected benefits of the Business Combination;
•	the Company’s digital strategy and assets;
•	the Company’s ability to utilize its ELOC Agreement and to sell additional Convertible Notes to Helena (as such terms are defined below);
•	changes in the market price of Common Shares and the digital assets the Company owns;
•	the ability of the Company to maintain the listing of the Common Shares on Nasdaq;
•	future financial performance;
•	the impact from the outcome of any known and unknown litigation;
•	the ability of the Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;
•	expectations regarding future expenditures of the Company;
•	the future mix of revenue and effect on gross margins of the Company;
•	changes in interest rates, rates of inflation, carbon credit prices and trends in the markets in which we operate;
•	the attraction and retention of qualified directors, officers, employees and key personnel;
•	the ability of the Company to compete effectively in a competitive industry
•	the ability to protect and enhance the Company’s corporate reputation and brand;
•
future development activities, including, but not limited to, acquiring interests in carbon reduction projects and carbon credits and the development of software and technological applications to carbon credit projects and carbon credits;

•	expectations concerning the relationships and actions of the Company and its affiliates with third parties;
•	the impact from future regulatory, judicial and legislative changes in the Company’s industry;
•	the ability to locate and acquire complementary products or product candidates and integrate those into the Company’s business;
•	future arrangements with, or investments in, other entities or associations;
•	competitive pressures from other companies in the industries in which the Company operates;
•	the growth and value of the global carbon credit or I-REC market traded value;
•	the impact of regulatory uncertainty and changes related to digital assets, including potential classification of digital assets as securities;

•
risks relating to the custody of our tokens, including the loss or destruction of private keys required to access our tokens and cyberattacks or other data loss relating thereto, including smart contract related losses and vulnerabilities; and

•	the volatility of the market price and liquidity or trading of the securities of the Company.
While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. It is not possible to predict or identify all such risks. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this proxy statement will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.
The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company.
You should read this proxy statement and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors currently is comprised of five Board members, consisting of Carl Stanton, Wray Thorn, Stephen Kukucha, Jamila Piracci and Michael Max Bühler. All of our existing Directors are nominated for re-election at the Annual Meeting. Each director to be elected and qualified will hold office until the next annual meeting of Shareholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company.
It is our policy to invite and encourage nominees for directors to attend the Annual Meeting.
Directors are elected by a majority of the votes of the holders of shares present at the Annual Meeting or represented by Proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
Information About Nominees
The following is a brief biography, as of the date of this Proxy Statement, of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee (the “Nominating Committee”) to recommend that person as a nominee for director, as of the date of this Proxy Statement.
The Nominating Committee believes that the collective skills, experiences and qualifications of our directors provide our Board with the expertise and experience necessary to advance the interests of our Shareholders. In selecting directors, the Nominating Committee considers candidates that possess qualifications and expertise that will enhance the composition of the Board, including the considerations set forth herein. These considerations are not meant as minimum qualifications, but rather as guidelines in weighing all of a candidate’s qualifications and expertise. The Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge at the policy-making level, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The nominees should exhibit commitment to enhancing shareholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. In addition to the individual attributes of each of our current Board members described below, the Nominating Committee believes that our Board members should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. To provide a mix of experience and perspective on the Board, the Nominating Committee also takes into account gender, age, and ethnic diversity.
The brief biographies below include information, as of October 31, 2025, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position
Carl Stanton	57	Executive Chairman and Director
Wray Thorn	54	Director
Michael Max Bühler	52	Director
Stephen Kukucha	58	Director
Jamila Piracci	52	Director

Directors of the Company
Carl Stanton. New York, United States. Mr. Stanton has served as a director of the Company since formation. Mr. Stanton is a Partner and Co-Founder of Focus Impact Partners, LLC and currently serves as the Chief Executive Officer. He also served as the Chief Executive Officer and a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). Mr. Stanton brings nearly three decades of experience in leading companies across transformative Private Equity/Alternative Asset management with a proven track record in creating shareholder value. Mr. Stanton has unique knowledge and skills across all facets of Asset Management. He is a team builder and has managed and co-led two Alternative Asset Management firms totaling over $4.5 billion AUM, and has delivered best-in-class investment performance results along with colleagues over multiple funds. He has advised CEOs, CFOs, and boards of directors of multiple companies and spread managerial, financial, and strategic best practices with demonstrated expertise in value creation strategies including revenue growth strategies, industry transformation, cost control, supply chain management, and technology best practices. Mr. Stanton has also served as Board Member to more than 15 portfolio companies across Industrial Products & Services, Transportation & Logistics and Consumer industries; including his current role as a Board Member of Skipper Pets, Inc.
Wray Thorn. Florida, United States. Mr. Thorn has served as a director of the Company since November 7, 2024. Mr. Thorn is a Partner and Co-Founder of Focus Impact Partners, LLC and currently serves as a director of XCF Global, Inc. Mr. Thorn is also the Founder and Chief Executive of Clear Heights Capital and a Board Member of Skipper Pets, Inc. Previously, Mr. Thorn was Managing Director and Chief Investment Officer - Private Investments at Two Sigma Investments, where he architected and led the firm’s private equity (Sightway Capital), venture capital (Two Sigma Ventures) and impact (Two Sigma Impact) investment businesses and was a leader in the creation of Hamilton Insurance Group and the incubation of Two Sigma’s insurance technology activities. With approximately three decades of experience as a chief investment officer, investment leader and lead director, Mr. Thorn has firsthand knowledge of investment firm leadership, private investing company value creation, asset allocation strategy and practice and risk management frameworks. Mr. Thorn has built and led businesses to source, structure, finance and make private investments, to allocate and risk manage capital across private investment strategies and to help companies, organizations and executives realize their growth and development objectives. Mr. Thorn has been involved in the direct investment in more than 120 companies, allocating to more than 40 private investment funds and has served on the board or advisory boards of more than 45 companies and investment funds, Mr. Thorn has also been at the forefront of proactive impact investing and applying data and technology to innovate private investing. Mr. Thorn also serves as on the Board of Youth, INC (former Co-Chair), as Vice Chair of the Board and Chair of the Investment Committee for Futures and Options, as a Trustee and member of the Investment Committee of the Randall’s Island Park Alliance and is an Associate of the Harvard College Fund.
Michael Max Bühler. Konstanz, Germany. Mr. Bühler has served as a director of the Company since November 7, 2024. Mr. Bühler is a member of various international committees, including the T20/G20 Task Force on Infrastructure Investment and the OECD Blue Dot Network. Mr. Bühler is actively involved in the formation of a data cooperative for the construction industry and sits on the board of the International Resilience and Sustainability (inRES) Partnership, supporting Botswana’s digital transformation. Currently, Mr. Bühler is a Professor of Construction Business Management at the University of Applied Sciences in Constance, Germany, with research interests in infrastructure planning and global challenges. Previously, he led initiatives at the World Economic Forum and worked with Deloitte in Vancouver. He also held roles at Bilfinger Berger in North America. He has over 25 years of experience in construction and real estate. Mr. Bühler has a PhD in civil engineering and an MBA with finance and accounting specialization.
Stephen Kukucha. British Columbia, Canada. Mr. Kukucha has served as a director of the Company since November 7, 2024. Mr. Kukucha is a partner at PacBridge Partners with over twenty years of experience in clean technology, renewable power, investing and their intersection with public policy. At PacBridge Capital Partners, he specializes in providing early stage and growth capital to companies seeking to take disruptive technologies and build scalable businesses. PacBridge is based in Hong Kong and Vancouver and invests in opportunities globally, with a particular focus in Asia and North America. Also, Mr. Kukucha also serves as a Senior Advisor to Fort Capital Partners, focusing on origination of M&A, capital raising and advisory transactions. Prior to his current roles, Mr. Kukucha practiced law and was in a leadership position at Ballard Power Systems - leading their global External Affairs group (including emerging market business development in Asia). Following Ballard, Mr. Kukucha founded both a renewable power company and a strategic advisory firm. Mr. Kukucha currently serves as President of Encore Technologies Corp. and previously served as Chief Executive Officer and a director of CERO Technologies from April 2023 to June 2024, and was as a director of Sustainable Development Technology Canada (SDTC) from March 2021 to May 2024. Mr. Kukucha has a Bachelor of Arts from the University of British Columbia and a Bachelor of Laws from the University of New Brunswick and graduated from the ICD-Rotman, Directors Education Program and became a member of the Institute of Corporate Directors, ICD.D.

Jamila Piracci. Texas, United States. Ms. Jamila Piracci has served as a director of the Company since November 7, 2024. Ms. Piracci is the Principal of Roos Innovations, a financial services and commodities advisory firm. She also serves on the board of the Futures Industry Association. Prior to her current role, Ms. Piracci was a Managing Director at Patomak Global Partners, where she provided strategic policy and regulatory compliance consulting services to clients. Previously, Ms. Piracci built and led the National Futures Association’s swaps regulatory program from its inception until 2019, overseeing swap dealers under the Dodd-Frank Act. Ms. Piracci previously worked at the Federal Reserve Bank of New York, where she was an attorney with a primary focus on orderly liquidation authority and resolution planning under the Dodd-Frank Act, as well as on market and other developments pertaining to OTC derivatives. Ms. Piracci also spent nearly a decade advising a range of OTC derivatives market participants, including dealer banks, investment managers, and energy firms. In addition, she was an Assistant General Counsel at the International Swaps and Derivatives Association, where she chaired working groups developing market documentation and best practices primarily in the credit derivatives area. Ms. Piracci received her J.D. from Cornell Law School and MBA from the S.C. Johnson Graduate School of Management at Cornell University. Ms. Piracci earned her B.A. from Harvard-Radcliffe College at Harvard University.
See “Corporate Governance” below for additional information regarding the Board.
We believe that each nominee for director displays: personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our Shareholders. The information presented regarding each nominee for director and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Nominating Committee to the conclusion that such individual should serve as a director in light of our business and structure.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
To our knowledge, none of our current directors or executive officers has, as at the date of this Proxy Statement or during the past ten years:
•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
in their own capacity or as a director or executive officer of any company that while the person was acting in that capacity, or within a year of that person ceasing to act in that capacity became a bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receive manager or trustee appointed to hold its assets;

•
been the subject of any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority;

•	was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer;
•
was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer, been subject to any other penalties or sanctions imposed by a court or regulatory body, including a self-regulatory body that would be likely to be considered important to a reasonable securityholder making a decision;
•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiary.
Vote Required and Board of Directors’ Recommendation
If a choice is specified on the Proxy by the shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted FOR the Director nominees. Election of each Director nominee will require the affirmative vote of a majority of the votes cast by Common Shares represented and entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

PROPOSAL 2
ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION
Summary
Section 14A of the Exchange Act requires us to submit a non-binding, advisory vote to Shareholders at least once every six years to allow Shareholders to express their opinion as to whether advisory votes on executive compensation should be held every one, two or three years.
After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs three years is the most appropriate alternative for us, and, therefore, our Board recommends that you vote for a three-year interval for the advisory vote on our named executive officers’ compensation.
In formulating its recommendation, our Board considered that an advisory vote every three years on named executive officer compensation will allow our Shareholders to provide us with their input on our compensation philosophy, policies and practices at a reasonable interval. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting.
The option of one year, two years or three years that receives the highest number of votes cast by Shareholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by Shareholders. However, because this vote is advisory and not binding on the Company, the Board may decide that it is in the best interests of the Company and our Shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our Shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “EVERY
3 YEARS” IN PROPOSAL 2 AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE
PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As provided in the Dodd-Frank and as required by Section 14A of the Exchange Act, we provided our Shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in our Proxy Statement pursuant to the compensation disclosure rules of the SEC. Our Shareholders also were asked to indicate how frequently we should seek a “say on pay” (“Say on Pay”) advisory vote. The Shareholders were able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. We provide our Shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in this Proxy Statement. In accordance with that policy, the Company is again asking the Shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are strongly aligned with our Shareholders’ interests and consistent with current market practices for similarly situated companies. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the Shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the Shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required and Board of Directors’ Recommendation
Advisory approval of this proposal requires the affirmative vote of the majority of the shares represented in person or by Proxy at the Annual Meeting and entitled to vote on the matter. Unless the Board decides to modify its policy regarding the frequency of soliciting Say on Pay votes, the next scheduled Say on Pay vote will be at the 2025 Annual Meeting of Shareholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4
RATIFICATION OF THE SELECTION OF DAVIDSON & COMPANY LLP
AS THE COMPANY’S INDEPENDENT AUDITORS
Summary
The financial statements of DevvStream as of July 31, 2024 for the year ended July 31, 2024 have been audited by MNP LLP an independent registered public accounting firm.
The financial statements of DevvStream as of July 31, 2025 for the year ended July 31, 2025 have been audited by Davidson & Company, LLP (“Davidson”), an independent registered public accounting firm. The Company has engaged Davidson to serve as its auditor for the year ended July 31, 2026.
The audit report of Davidson relating to the Company’s financial statements as of and for the years ended July 31, 2025 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the following: The report included an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern as result of its recurring operating losses, negative operating cash flows and accumulated deficit.
The Board has directed that the Company submit the selection of Davidson as the independent auditors and independent registered public accounting firm for 2025 for ratification by the Shareholders at the Annual Meeting. Representatives of Davidson, who are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. Although ratification is not required by the Bylaws or otherwise, the Company is submitting the selection to its Shareholders for ratification as a matter of good corporate practice and because the Company values its Shareholders’ views. In the event the Shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Davidson. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor/independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and the Company’s Shareholders’ best interests.
Independent Auditors’ Fees and Services
The following table provides the aggregate fees billed for professional services rendered by the MNP, the Company’s prior principal accountants, and Davidson, the Company’s current principal accountants, in the categories indicated during each of the two fiscal years ended July 31, 2025 and 2024:
MNP Fees

Services Rendered	2025	2024
Audit Fees(1)	$—	$340,600
Audit-Related Fees(2)	190,691	45,133
Tax Fees(3)	7,000	24,000
All Other Fees(4)	—	—
	$197,691	$409,733

Davidson Fees

Services Rendered	2025	2024
Audit Fees(1)	$182,141	$—
Audit-Related Fees(2)	11,428	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
	$193,569	$—

(1)
Audit Fees. This category includes fees for professional services provided in conjunction with the audit of the Company’s financial statements and with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, review of the Company’s quarterly financial statements, assistance and review of documents filed with the Securities and Exchange Commission, consents, and comfort letters and attestation services provided in connection with statutory and other regulatory filings and engagements.

(2)
Audit-Related Fees. This category includes fees for assurance and related professional services associated with due diligence related to mergers and acquisitions, consultation on accounting standards or transactions, internal control reviews and assistance with internal control reporting requirements, services related to the audit of employee benefit plans, and other attestation services not required by statute or regulation.

(3)	Tax Fees. This category includes fees for professional services provided related to tax compliance, tax planning and tax advice.
(4)	All Other Fees. There were no other fees paid to MNP or Davidson.
Pre-Approval Policy
The Audit Committee approves in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee considers whether the provision of any proposed non-audit services is consistent with the Securities and Exchange Commission rules on auditor independence and has pre-approved certain specified audit and non-audit services to be provided by Davidson for up to twelve (12) months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration.
Vote Required and Board of Directors’ Recommendation
Approval of this proposal requires the affirmative vote of the majority of the shares represented in person or by Proxy at the Annual Meeting and entitled to vote on the proposal.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.
The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended July 31, 2025, and the notes thereto.
Review with Management
The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended July 31, 2025, and the notes thereto. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.
Review and Discussions with Independent Registered Public Accounting Firm
The Audit Committee discussed with Davidson the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, which includes, among other items, matters related to the conduct of the audit of our financial statements.
The Audit Committee also received and reviewed written disclosures and the letter from Davidson as required by applicable requirements of the PCAOB and has discussed with Davidson their independence from us.
Conclusion
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended July 31, 2025.
Submitted by the Audit Committee:

Michael Max Bühler, Chair
Stephen Kukucha
Jamila Piracci

CORPORATE GOVERNANCE
The Company’s current corporate governance practices and policies are designed to promote shareholder value. We are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity. You can access information regarding our corporate governance practices on our web site at https://www.devvstream.com/about-us/corporate-governance/
Corporate Governance Guidelines
Our Board has adopted the Corporate Governance Guidelines, which sets forth the principles that guide the Board’s exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. Our Board may refine our Corporate Governance Guidelines from time to time. You can access our Corporate Governance Guidelines on our website at: https://www.devvstream.com/about-us/corporate-governance/
Code of Business Conduct and Ethics
It is our policy to conduct our operations in compliance with all applicable laws and regulations and to operate our business under the fundamental principles of honesty, integrity and ethical behavior. We have adopted a code of ethics, which is applicable to all of our Directors and employees, including our principal executive officer and our principal financial officer. A copy of the Code of Business Conduct and Ethics can be accessed on our website at: https://www.devvstream.com/about-us/corporate-governance/
Our Code of Business Conduct and Ethics are also aimed at ensuring that information we provide to the public (including our filings with and submissions to the Securities and Exchange Commission) is accurate, complete, fair, relevant, timely and understandable. We intend to disclose amendments to certain provisions of our Code of Business Conduct and Ethics, on our web site in accordance with applicable Securities and Exchange Commission requirements.
Independence of Directors
As required under the Nasdaq Capital Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following three directors who are standing for re-election at the Annual Meeting are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Kukucha, Ms. Piracci and Mr. Bühler . In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
We currently separate the positions of Chief Executive Officer and Chair of the Board. The responsibilities of the Chair of the Board include, but are not limited to, setting the agenda for each Board meeting, in consultation with the Chief Executive Officer and presiding at executive sessions. The Compensation Committee evaluates the Chief Executive Officer and other executive officers in the context of the annual compensation review.
Separating the positions of Chief Executive Officer and Chair of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chair of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management, including our Chief Executive Officer. The Board believes that having an independent Director serve as Chair of the Board is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.
In addition, as described in more detail below, our Board has three standing committees, each chair and each member of which is an independent Director. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the Board. We believe that our independent Board committees and their chairs are an important aspect of our Board leadership structure.

Risk Oversight
Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks the Company faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board regularly receives updates from management and outside advisors regarding certain risks the Company faces, including potential litigation and various operating risks.
In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations; our Compensation Committee oversees risks related to compensation policies and practices; and our Corporate Governance and Nominating Committee oversees governance related risks, such as Board independence and conflicts of interest, as well as management and Director succession planning. Our Board committees report their findings to the Board.
Senior management attends Board and Board committee meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board holds periodic strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.
Meetings of the Board of Directors and Committees
Board of Directors. Our property, affairs and business are under the general management of our Board of Directors as provided by the laws of Alberta and our Bylaws. The Board of Directors conducts its business through meetings of the full Board and through committees of the Board. The Board of Directors has appointed standing Audit, Compensation and Corporate Governance and Nominating Committees of the Board of Directors. The Board periodically reviews the size of the Board and recommends any changes it determines to be appropriate given our needs. Under our Bylaws, the number of members on the Board may be increased or decreased by resolution of the Board.
The Board currently consists of five members. The Board has no formal policy regarding board member attendance at the Annual Meeting. All of our Directors are expected to attend the Annual Meeting either in person or electronically. The Board of Directors met 13 times during the year. All Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees during the year. In conjunction with regularly scheduled meetings, our “independent” Directors met in separate executive sessions.
Audit Committee
The audit committee of the Board consists of Michael Max Bühler, Stephen Kukucha and Jamila Piracci. The Board has determined that each proposed member is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act. The chairperson of the audit committee is Michael Max Bühler. Michael Max Bühler qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and each member of the audit committee possess financial sophistication, as defined under the rules of Nasdaq. In November 2024, the Audit Committee adopted a written charter. The Company believes that its Audit Committee Charter complies with the requirements related to Sarbanes-Oxley and a current copy of the Audit Committee Charter is available on our website https://devvstream.com/about-us/corporate-governance. The Audit Committee met or unanimously consented to resolutions 4 times during Fiscal Year 2025.
The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing policies on risk assessment and risk management;
•	reviewing related party transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Company’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.
Compensation Committee
The compensation committee of the Board consist of Jamila Piracci, Stephen Kukucha and Michael Max Bühler. The Board has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is Jamila Piracci. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate. The Compensation Committee adopted a charter in 2024 to outline its compensation, benefits and management development philosophy and to communicate to shareholders the Company’s compensation policies and the reasoning behind such policies as required by the SEC. A current copy of the Compensation Committee’s charter is available on our website at https://devvstream.com/about-us/corporate-governance. The Compensation Committee met or unanimously consented to resolutions four times during Fiscal 2024.
Specific responsibilities of the compensation committee include:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to the Company’s Chief Executive Officer’s compensation, evaluating the Company’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Company’s Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of the Company’s other executive officers;
•	reviewing and recommending to the Board the compensation of the Company’s directors;
•	reviewing the Company’s executive compensation policies and plans;
•
reviewing and approving, or recommending that the Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for the Company’s executive officers and other senior management, as appropriate;

•	administering New PubCo’s incentive compensation equity-based incentive plans;
•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;
•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;
•	if required, producing a report on executive compensation to be included in the Company’s annual proxy statement;
•	reviewing and establishing general policies relating to compensation and benefits of the Company’s employees; and
•	reviewing the Company’s overall compensation philosophy.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee of the Board consists of Stephen Kukucha, Jamila Piracci and Michael Max Bühler. The Board has determined each proposed member is independent under Nasdaq listing standards. The chairperson of the nominating and corporate governance committee is Stephen Kukucha. The Nominating Committee met once during Fiscal Year 2025. The Board adopted a Nominating Committee Charter in 2024. A current copy of the Nominating Committee’s charter is available on our website at https://devvstream.com/about-us/corporate-governance.
Specific responsibilities of the nominating and corporate governance committee include:
•	identifying, evaluating and selecting, or recommending that the Board approves, nominees for election to the Board;
•	evaluating the performance of the Board and of individual directors;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of New PubCo’s corporate governance practices and reporting;
•	reviewing management succession plans; and
•	developing and making recommendations to the Board regarding corporate governance guidelines and matters.
Directorships
The following current and proposed directors of the Company are also presently serving on boards of other reporting companies (or equivalent): Mr. Thorn is also serving on the board of XCF Global, Inc. (NASDAQ: SAFX).
Director Orientation and Continuing Education
When new directors are appointed, they receive orientation commensurate with their previous experience on the Company’s properties and on the responsibilities of directors. Board meetings may also include presentations by the Company’s management and employees to give the directors additional insight into the Company’s business.
Board Assessments
The Board monitors the adequacy of information given to directors, communication between the Board and management and the strategic direction and processes of the Board and its board committees.
Ethical Business Conduct
The Board has found that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual directors’ participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Company.
Insider Trading Arrangements and Policies
We have adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by our directors, officers and employees. Our insider trading policy strictly prohibits engaging in hedging or monetization transactions with respect to the Company's securities, such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, with regard to us trading in our own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements in all respects.
Shareholder Communication to Board Members
The Company does not currently have a formal process for direct shareholder communications to the Board. The basis for the Board’s view that it is appropriate for the Company to not have such a formal process includes but is not limited to the following: the Company’s limited financial and personnel resources, the Company’s stage of operations and development and the ability for Shareholders to communicate with Board members informally.
Shareholders with questions about the Company are encouraged to contact the Company’s Corporate Secretary. However, if Shareholders feel their questions have not been addressed, they may communicate with the Company’s

Board of Directors by sending their communications to an individual Director(s) or to the Company’s Board of Directors, c/o Corporate Secretary, at 2108 N St., Suite 4254, Sacramento, California 95816. All shareholder communications received by the Company’s Corporate Secretary in this manner will be delivered to the individual Director(s) or to the Company’s Board of Directors.
Director Compensation
Non-Employee Directors
We have not historically maintained a formal non-employee director compensation program but have made stock and option grants to non-employee directors when determined appropriate. Additionally, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and its committees. The Board, or a committee thereof, will determine the annual compensation to be paid to the non-employee Directors. Non-independent Directors will not receive compensation for service on the Board.
Cash Compensation. In April 2024, the compensation committee of our board of directors approved additional cash compensation of $3,000 per month for the period from April 2023 to April 2024, or $36,000 in the aggregate, to be paid to each of Mr. Bühler, Mr. Kukucha and Ms. Piracci following the consummation of the Business Combination. We approved and implemented a compensation program for our non-employee directors, to be effective in connection with the consummation of the Business Combination
Equity Compensation-New Director. The Board will review and address new independent director compensation in connection with such appointment to the Board. Each new Independent Director receives the current monthly fee as other current Independent Directors.
Annual Equity Compensation Awards. The Compensation Committee will periodically review director equity compensation for independent directors to ensure that such compensation is reasonable and competitive.
Discretionary Awards. The Board may also make discretionary equity-based awards from time to time under our 2024 Equity Incentive Plan.
Reimbursement of Expenses. Non-employee Directors are also reimbursed for expenses incurred in connection with their attendance at Board or committee meetings and reasonable out-of-pocket business expenses associated with their Board service.
Long-term Incentive Compensation. The Company did not have a Long-Term Incentive Compensation plan in place performance in 2025 for its non-employee Directors.
The following table sets forth the compensation of our non-employee Directors in 2025.
Non-Employee Director Compensation Table

Name	Fees earned or paid in cash (1)	Option awards (2)	Total
Wray Thorn	$Nil	$Nil	$Nil
Carl Stanton	$Nil	$Nil	$Nil
Michael Max Bühler	$46,500	$Nil	$46,500
Stephen Kukucha	$46,500	$Nil	$46,500
Jamila Piracci	$46,500	$Nil	$46,500

(1)
Amounts represent cash compensation earned by our non-employee Directors during 2025 in connection with their Board service including any service on committees or service in connection with special committees established by the Board.

(2)
The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, Topic 718, Compensation—Stock Compensation (ASC 718).

Employee Directors
Employee Directors and management Directors will not receive compensation for service on the Board. The Company did not have any employee or management Directors for Fiscal Year 2025.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section explains the objectives of our named executive officer compensation program, the compensation decisions we made with respect to compensation for our fiscal year ended July 31, 2025, and the factors we considered in making those decisions, and focuses on the compensation of officers who are listed below as our “named executive officers” and Key Employees:
•
Sunny Trinh, Chief Executive Officer, age 55. Mr. Sunny Trinh has served as Chief Executive Officer of the Company since completion of the Business Combination. Mr. Trinh has served as Chief Executive Officer of DevvStream for the past two years and brings over 25 years of experience in the technology sector and directly in developing new verticals in ESG and carbon markets. Mr. Trinh also served as the Chief Digital Alchemist for Devvio, where he utilized their blockchain technology to develop solutions and new business models in the ESG and carbon markets. Mr. Trinh continues to advise Devvio in an informal capacity, and also advises Envviron SAS in an informal capacity regarding ESG matters. Prior to DevvStream, Mr. Trinh led innovation as the vice president of Strategic Partnerships and Ecosystem at Avnet Inc. (AVT: NASDAQ). He was also the chief operating officer for Jooster and vice president of sales for Arrow Electronics (ARW: NYSE) where he led the design team for a Corvette driven by a quadriplegic. Mr. Trinh also co-founded and served as Chief Executive Officer for 9:Fish Surfboards and was an adjunct professor for California Lutheran University’s master’s in business administration program, where he started the school’s technology tract. He also holds a patent on electronic accessories for cell phones. Mr. Trinh received his bachelor’s degree and master’s degree in engineering from Harvey Mudd College and his master’s in business administration from California Lutheran University.

•
Chris Merkel, Chief Operating Officer, age 59. Mr. Chris Merkel has served as the Chief Operating Officer of the Company following the completion of the Business Combination. Mr. Merkel has served as the Chief Operating Officer of DevvStream since December 2021. Prior to joining DevvStream, Mr. Merkel spent 24 years managing strategic customers, growing technical services verticals and held sales leadership roles at Avnet (AVT: NASDAQ) and Arrow Electronics (ARW:NYSE). He has engaged with companies at every stage, from pre-funded startups to global enterprises in markets such as the internet-of-things, consumer, industrial and medical. Mr. Merkel spent five years with Sierra Pacific Industries in a general sales and operations management role. Mr. Merkel has over 30 years of sales, operations and general management experience successfully managing diverse teams and projects.

•
David Goertz, Chief Financial Officer, age 45. Mr. David Goertz has served as the Chief Financial Officer of the Company since the completion of the Business Combination. Mr. Goertz has served as the Chief Financial Officer of DevvStream since November 2022. Mr. Goertz is a partner with Dale Matheson Carr-Hilton Labonte, LLP Chartered Professional Accountants, where he has worked since 2005 and became a partner in 2011. Mr. Goertz provides accounting, assurance, taxation and business advisory services to private and public companies, not-for-profit organizations and incorporate professionals. Mr. Goertz has an extensive background in public company operations, restructurings, acquisitions and initial public offerings. Mr. Goertz also has a specialized knowledge of the manufacturing, mining, real estate and technology industries. Mr. Goertz received his bachelor’s degree from the University of Victoria and has been a Chartered Professional Accountant since 2004.

The Compensation Committee of our Board of Directors is responsible for establishing and evaluating our policies governing the compensation of our executive officers, including our named executive officers. The Compensation Committee reviews and proposes recommendations to the Board of Directors regarding the compensation to be paid to the Chief Executive Officer. In addition, the Compensation Committee reviews and approves the compensation to be paid to all other executive officers. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable, and competitive.

Business Highlights
The Compensation Committee remains committed to a philosophy which strongly aligns pay with demonstrated performance and is confident that the decisions made are reflective of this overarching philosophy.
Compensation Objective
Our named executive officer compensation programs are designed to achieve the following objectives:
•	Attract, motivate and reward named executive officers whose knowledge, skills, performance and business relationships are critical to our success;
•	Align the interests of our named executive officers and stockholders by motivating named executive officers to ultimately increase stockholder value as well as facilitate retention;
•	Motivate our named executive officers to manage our business to meet our short-term and long-range goals and reward accomplishment of these goals; and
•	Provide a competitive compensation package which includes some pay for performance factors.
Compensation Determination Process
We conduct an annual review of named executive officer compensation, generally in January. At the Compensation Committee’s direction, our Chief Executive Officer prepares an executive compensation review for each named executive officer, other than their self, which may include recommendations for:
•	a proposed year-end bonus, if any, based on the achievement of individual and/or corporate objectives;
•	a proposed increase, if any, in base salary and target annual incentive opportunity for the upcoming year; and
•	an award, if any, of stock options or stock awards for the year under review.
As part of the compensation review, our Compensation Committee also considers changes to a named executive officer’s employment agreement, compensation arrangements and benefits, responsibilities, or severance arrangements.
The Compensation Committee also meets in an executive session without the Chief Executive Officer to consider and make recommendations to our Board of Directors regarding the Chief Executive Officer’s compensation, including base salary, cash bonus and year-end annual stock options. The Compensation Committee also grants year-end stock options to other named executive officers based on, among other factors, recommendations by our Chief Executive Officer.
In conjunction with the year-end annual compensation review, or as soon as practicable after the fiscal year-end, our Chief Executive Officer recommends to the Compensation Committee the corporate objectives and other criteria to be utilized for purposes of determining cash bonuses (i) for each named executive officer for the upcoming year (in accordance with that named executive officer’s employment agreement), and (ii) for all other employees as a group. The Compensation Committee in its discretion may revise our Chief Executive Officer’s recommendations or make its own recommendations to our Board of Directors, which may in turn suggest further revisions. At the end of the year, the Compensation Committee, in consultation with our Chief Executive Officer, reviews performance and determines the extent to which any established goals were achieved.
Setting Compensation for Named Executive Officers - Compensation Committee, Board of Directors and Chief Executive Officer or Principal Executive Officer
The Compensation Committee of our Board of Directors has the primary responsibility for determining the compensation of our named executive officers. Our Compensation Committee recommends the compensation of our Chief Executive Officer or Principal Executive Officer and determines all compensation matters for our named executive officers, including base salary, bonuses, and equity compensation. Our Board of Directors, after considering the recommendations of the Compensation Committee, makes the final determination with respect to the compensation of our Chief Executive Officer. Utilizing input from our Chief Executive Officer, the Compensation Committee makes an independent decision on compensation for each other named executive officers, although our Compensation Committee has, on occasion, submitted its compensation determinations for named executive officers to our full Board of Directors for its approval.

Role of Compensation Consultant
Our Compensation Committee is authorized to engage compensation consultants or other advisors to review our executive officers’ compensation , with the goal of retaining and adequately motivating our senior management. We did not engage a compensation consultant for Fiscal Year 2025
Our Compensation Committee believes that, given the competitiveness of our industry and our culture, our base compensation, annual cash bonuses and equity programs are flexible enough to reward the achievement of clearly defined corporate goals and are sufficient to retain our existing executive officers and to hire new executive officers with the appropriate qualifications and experience.
Elements of Named Executive Officer Compensation
For 2025, the principal components of compensation for our named executive officers consisted of their Annual Base Salary.
Annual Base Salary
We provide our named executive officers with a base salary to compensate them for services rendered during the year. Generally, the base salaries reflect the experience, skills, knowledge, and responsibilities required of each executive officer, and reflect our executive officers’ overall performance and contributions to our business.
During its review of base salaries for executives, the Compensation Committee primarily considers:
•	the negotiated terms of each named executive officer’s employment agreement, if any;
•	an internal review of the named executive officer’s compensation, both individually and relative to other named executive officers; and
•	base salaries paid by comparable companies in the environmental asset generation industry that have a similar business and financial profile.
Salary levels are considered annually as part of our performance review process. Merit-based increases to salaries are based on management’s assessment of the individual’s performance, the recommendations made by the Chief Executive Officer to the Compensation Committee, and the comparative compensation at peer companies. The factors used in determining increases in base salary include individual performance, changes in role and/or responsibility and changes in the competitive market environment. The Compensation Committee periodically reviews the base salary for each executive officer.
Other Compensation
Other aspects of compensation applicable to our named executive officers consist of the following:
Retirement Benefits
We do not have any pension plan or other retirement benefits for our directors, officers or employees. The Company offers employees participation in a 401K program. The 401K is funded by the employee only
Health and Welfare Benefits
The company offers employees and executives comprehensive healthcare plans that include medical, dental and vision.
Perquisites
We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. We did not provide any perquisites or personal benefits to our named executive officers not otherwise made available to our other employees in 2025.
2024 Named Executive Officer Compensation Decisions
We believe that the total compensation paid to our named executive officers for the fiscal year ended July 31, 2025, achieved the overall objectives of our executive compensation program. In accordance with our overall objectives, we believe executive compensation for 2025 was competitive with other similarly sized companies. The Compensation Committee took the following key compensation actions in 2025:

Base Salaries
During 2025, the annual base salary for named Executive Officers and key employees remained the same as for 2024.

Name	Annual Salary For 2024	Increase	Annual Salary For 2025
Sunny Trinh	$250,000	$—	$250,000
Chris Merkel	$205,000	$—	$205,000
David Goertz	$180,000	$—	$180,000

Determination of Equity Awards
Annual equity awards are determined based on company performance, individual contributions, long-term retention objectives, and shareholder dilution limits.
Other Policies and Considerations - Employment Contracts and Change in Control Arrangements
On November 6, 2024, we entered into employment agreements with Chris Merkel and Sunny Trinh (collectively, the “Executives”). We refer to the employment agreements herein collectively as the “Employment Agreements.”
The Employment Agreements provide for a three-year initial term with automatic renewals for additional one-year periods unless either the applicable Executive or the Company gives written notice of non-renewal at least 90 days prior to the expiration of the then-current initial term or renewal term.
The Employment Agreements provide for initial annualized base salary of $250,000 for Mr. Trinh and $180,000 for Mr. Goertz and $205,000 for Mr. Merkel, which will be reviewed by the Board annually, based on personal and corporate achievements and the overall financial performance of the Company. While employed under the Employment Agreements, the Executives are eligible for certain additional benefits, including reimbursement of reasonable travel and other business-related expenses and participation in the Company’s benefit plans or programs.
The Employment Agreements provide that upon a resignation by the applicable Executive for Good Reason or upon a termination by us without Cause (each as defined in the Employment Agreement), the Executive shall be entitled to receive 12 months of continued base salary payments (the “Severance Amount”), subject to the Executives execution and non-revocation of a release of claims.
Further, the Employment Agreements provide that upon a resignation by the applicable Executive for Good Reason (as defined in the Employment Agreement) or upon a termination by us without Cause, in either case, within 12 months following a Corporate Transaction (as defined in the Equity Incentive Plan), the Executive shall be entitled to receive the following payments or benefits: (i) the Severance Amount (as defined in the Employment Agreement), (ii) immediate vesting of any of the Company equity awards that vest solely based on continued service that are held by the Executive and (iii) immediate vesting of any the Company equity awards that were subject to performance-based vesting and held by the Executive based on the greater of (x) target level of performance and (y) our actual performance, measured as of the date of termination as determined by the Committee (as defined in the Equity Incentive Plan), subject to the Executives execution and non-revocation of a release of claims.
The Employment Agreements also contain certain restrictive covenants, including provisions that require the Executive to assign their rights to intellectual property to us and create restrictions, with certain limitations, on the Executives competing with us, soliciting any employees or individual service providers of, or soliciting or inducing any customers, clients, suppliers or licensees of the Company. These restrictions are generally intended to apply during the term and any renewal term and, subject to applicable state laws, for the twelve-month period following the Executive’s termination of employment.
Tax and Accounting Implications
Deductibility of Executive Compensation
The Compensation Committee takes into consideration the tax consequences of compensation to the named executive officers, but tax considerations are not a significant part of our Company’s compensation policy.

Accounting for Stock-Based Compensation
We account for stock-based compensation in accordance with the requirements of FASB ASC Topic 718. This accounting treatment has not significantly affected our executive compensation decisions.
Clawback Policy
The Company has adopted a Clawback Policy. Awards granted under the 2024 Equity Incentive Plan will be subject to recoupment in accordance with our clawback policy that we were required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts. In addition, the Board of Directors may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.
Consideration of Stockholder Advisory Vote on Executive Compensation
The Compensation Committee also expects to consider the results of our stockholder advisory vote on executive compensation. Our shareholders have historically voted in favor of the compensation of our named executive officers and, at our 2024 Annual Shareholder Meeting, 81.1% of the shares represented in person or by proxy voted in favor of the program. In light of these results, the Compensation Committee has determined to substantially continue the executive compensation program. The Board of Directors determined that shareholder advisory votes on executive compensation will be submitted to our shareholders annually until the next required advisory vote on the frequency of conducting advisory votes on executive compensation.
Summary Compensation Table
The following table sets forth the aggregate compensation in 2025 and 2024 for services in all capacities paid or accrued by the Company to our most highly compensated officer who earned more than $100,000 in total salary and bonus during the fiscal year ended July 31, 2025, as well as one former executive officer (the “Named Executive Officers”).

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Sunny Trinh	2025	$250,000	$0	$71,878	$—	$—	$321,053
Chief Executive Officer	2024	$250,000	$—	$522,526	$—	$—	$772,526
Chris Merkel	2025	$205,000	$0	$74,215	$—	$—	$279,215
Chief Operating Officer	2024	$180,000	$—	$19,291	$—	$—	$199,291
Bryan Went	2025	$—	$—	$—	$—	$—	$—
Former Chief Revenue Officer	2024	$180,000	$—	$31,099	$—	$—	$211,019
David Goertz	2025	$180,000	$—	$10,602	$—	$—	$190,602
Chief Financial Officer	2024	$177,379	$—	$53,121	$—	$—	$230,500

The Compensation Committee believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. The Compensation Committee utilizes the 2024 Equity Incentive Plan to provide incentives to employees. We do not have any separate long-term incentive plans that provide compensation intended to serve as incentives for performance other than awards contemplated under, or pursuant to, our 2024 Equity Incentive Plan.

Outstanding Equity Awards
The following table provides information concerning outstanding equity awards as of July 31, 2025:

	Option Awards				Stock Awards
Name and principal position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price (s)	Option expiration date	Number of Shares that have not yet vested	Market value of shares of stock that have not vested*
Sunny Trinh, Chief Executive Officer	Nil	Nil	$N/A	N/A	20,841	$68,754.46
Chris Merkel, Chief Operating Officer	Nil	35,000	$2.32	March 26, 2030
Bryan Went, Former Chief Revenue Officer	Nil	Nil	$N/A	N/A
David Goertz, Chief Financial Officer	Nil	5,000	$2.32	March 26, 2030

*	Calculated using the closing price of $3.299. on the Nasdaq Capital market, as adjusted for the Company’s 1-for-10 Reverse Split.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We do not have any formal policy that requires us to grant, or avoid granting, stock options at particular times. The timing of any stock option grants in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an employee’s commencement of employment or promotion effective date). As a result, in all cases, the timing of grants of stock options occurs independent of the release of any material nonpublic information, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
No stock options were issued to executive officers in 2025 during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.
Grants of Plan-Based Awards
In 2025, we awarded 21,410 restricted stock units to Mr. Trinh. Additionally we awarded 5,000 and 35,000 stock options to Mr. Goertz and Mr. Merkel, respectively.

Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or our Compensation Committee view the link between the Company’s performance and the pay of our principal executive officers (“PEOs”) and our non-PEO named executive officers (“NEOs”).
The following table sets forth information concerning the compensation of our PEOs and our non-PEO NEOs in comparison to certain performance metrics for each of the fiscal years ending July 31, 2025, and July 31, 2024. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total values for the applicable year as described in the footnotes to the table.

Year(1)	Summary Compensation Table Total for PEO (Sunny Trinh)	Compensation actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(4)	Net Income($) (in thousands)(5)
2025	$321,053	$(421,878)	$497,707	$159,534	$Nil	$(12,067)
2024	$772,526	$362,317	$410,390	$537,689	$Nil	$(9,872)

(1)	Sunny Trinh served as our PEO for 2024 and 2025. Our NEOs for 2025 were Chris Merkel and David Goertz.
(2)	Amounts in this column represent the “Total” column set forth in the Summary Compensation Table (“SCT”). See the footnotes to the SCT for further detail regarding the amounts in these columns.
(3)
The dollar amounts reported in these columns represent the amounts of “compensation actually paid.” These amounts are computed in accordance with Item 402(v) of Regulation S-K by deducting and adding the following amounts from the “Total” column of the SCT (pursuant to SEC rules, fair value at each measurement date is computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP).

(4)
The shareholder return is based on comparing the stock price from the end of one fiscal period to the end of the subsequent fiscal period and determining the percentage that the initial investment has increased or decreased over that period.

(5)	The net income is derived from the GAAP approach of subtracting net expenses from net revenues to arrive at net income.
The following tables set forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at compensation “actually paid” to our NEO’s during each of the years in question:

	PEO: Sunny Trinh		Non-PEO NEOs
	2025	2024	2025	2024
Summary Compensation Table	$321,053	$772,526	$497,707	$410,390
Deduct: Amounts Reported Under the “Stock Awards”	(71,053)	(522,526)	—	(50,390)
Deduct: Amounts Reported Under the “Option Awards”	—	—	(84,817)	—
Add: Fair Value of Awards that Remain Unvested as of year end	68,775	995,328	28,523	299,949
Add: Fair Value of Awards Granted during year that vest during year	60,395	—	—	—
Add/(Deduct): Change in Fair Value from Prior Year-end to current Year-end of Awards Granted prior to year that were Outstanding and Unvested as of year end	(315,303)	(1,010,115)	(96,416)	(139,326)
Add/(Deduct): Change in Fair Value from Prior Year-end to vesting date of Awards granted prior to year that were Outstanding and Unvested as of year end	(485,745)	127,105	(185,463)	17,067
Deduct: Fair Value of Awards Granted Prior to year that were Forfeited during year	—	—	—	—
Add: Dividends or Other Earnings Paid during year prior to Vesting Date of Award	—	—	—	—
Total Compensation Actually Paid	$(421,878)	$362,317	$159,534	$537,689

Pay Versus Performance Narrative Disclosure
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table and each of total shareholder return (“TSR”) and net loss.
We utilize several performance measures to align executive compensation with our performance. As described in more detail above in the section “Other Policies and Considerations - Employment Contracts and Change in Control Arrangements,” part of the compensation our NEOs are eligible to receive consists of annual performance-based bonuses that are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. Performance measures with respect to the performance bonuses include the Company’s share performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth information about beneficial ownership of our Common Shares as of October 31, 2025 (unless otherwise noted) by (i) each shareholder that has indicated in public filings that the shareholder beneficially owns more than five percent of the Common Shares, (ii) each of the Company’s directors and named officers and (iii) all directors and officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had, to our knowledge, sole voting and investment power with respect to the shares listed next to the person’s name.

Name and address(1)	Number of shares beneficially owned	Percentage of ownership(2)
Directors and officers
Wray Thorn(10)	—	—
Carl Stanton(10)	—	—
Sunny Trinh(3)	102,966	2.63%
Stephen Kukucha(4)	6,499	*
Chris Merkel(5)	4,827	*
David Goertz(6)	3,709	*
Michael Max Bühler(7)	10,093	*
Jamila Piracci(8)	3,899	*
All Directors and officers as a group persons (nine individuals)	131,993	3.34%
Five Percent or More Holders:
Devvio, Inc.(9)	720,177	18.70%
Focus Impact Sponsor, LLC(10)	2,234,114	40.48%

*	Beneficial ownership percentage is less than 1%.
(1)	Except as indicated, the address of the person named in the table is c/o DevvStream Corp., 2108 N St., Suite 4254, Sacramento, California 95816.
(2)
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after October 31, 2025, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Shares held by them. Applicable percentage ownership is based on 3,841,642 Common Shares outstanding as of October 31, 2025, an admission of beneficial ownership of those shares.

(3)
Consists of 88,701 restricted stock units granted on December 24, 2021 and March 14, 2022. 10% of the restricted stock units vested on January 17, 2023, and 15% of the restricted stock units vest every six months thereafter for a period of 36 months. Also consists of 3,931 restricted stock units granted on July 30, 2024. 10% of the restricted stock units vest on the six-month anniversary of the grant date and 15% of the restricted stock units vest every six months thereafter for a period of 36 months. Also, consists of 30,586 restricted stock units granted on March 26, 2025. 21,410 restricted stock units vested on the grant date, a further 4,588 restricted stock units vest on July 17, 2025 and January 17, 2026. Each restricted stock unit represents the right to receive, at settlement, one Common Share.

(4)
Consists of 4,588 stock options granted on March 1, 2022 and of 3,058 options granted on October 14, 2022. 10% of the options vested on January 17, 2023 and 15% of the options vest every six months thereafter.

(5)
Consists of 4,588 restricted stock units granted on December 24, 2021. 10% of the restricted stock units vested on January 17, 2023 and 15% of the restricted stock units vest every six months thereafter. Also consists of 2,320 restricted stock units granted on July 30, 2024. 10% of the restricted stock units vest on the six-month anniversary of the grant date and 15% of the restricted stock units vest every six months thereafter for a period of 36 months. Each restricted stock unit represents the right to receive, at settlement, one Common Share. Also, consists of 35,000 stock options granted on March 26, 2025. 33.3% of the options vest on the one year anniversary of the grant, 2.78% vest each month thereafter for a period of 36 months.

(6)
Consists of 3,058 restricted stock units granted on December 24, 2021. 10% of the restricted stock units vested on January 17, 2023 and 15% of the restricted stock units vest every six months thereafter. These restricted stock units were granted to DJG Enterprises Inc. (“DJG”). Mr. Goertz is the sole director of DJG and as a result, may be deemed to indirectly beneficially own the common shares issuable upon exercise of the restricted stock units that are directly beneficially owned by DJG. Mr. Goertz disclaims beneficial ownership other than to the extent of any pecuniary interest he may have therein. The business address of DJG is 1500 - 1140 West Pender Street, BC V6E 4G1. Also consists of 2,776 restricted stock units granted on July 30, 2024. 10% of the restricted stock units vest on the six month anniversary of the grant date and 15% of the restricted stock units vest every six months thereafter for a period of 36 months. Each restricted stock unit represents the right to receive, at settlement, one Common Share. Also, consists of 5,000 stock options granted on March 26, 2025. 33.3% of the options vest on the one year anniversary of the grant, 2.78% vest each month thereafter for a period of 36 months.

(7)	Consists of 4,588 stock options granted on May 15, 2023. 10% of the options vested on June 15, 2023 and 15% of the options vest every six months thereafter.

(8)	Consists of 4,588 stock options granted on October 14, 2022. 10% of the options vested on January 17, 2023 and 15% of the options vest every six months thereafter.
(9)
Consists of (i) 711,142 common shares issued to Devvio, Inc. (“Devvio”) in exchange for multiple voting company shares of DevvStream in connection with the closing of the Business Combination and (ii) 6,876 stock options granted on January 17, 2022. 10% of the options vested on January 17, 2023 and 15% of the options vest every six months thereafter, and (iii) 2,159 Common Shares issuable upon the conversion of several Convertible Notes (as defined below) (subject to adjustment and assuming no conversion of any unpaid and accrued interest under the Convertible Notes). The business address of Devvio is 6300 Riverside Plaza Ln NW, Suite 100, Albuquerque, NM 87120.

(10)
Consist of (i) 557,289 Common Shares held of record by Focus Impact Sponsor, LLC, the reporting person, (ii) 1,085,504 Common Shares issuable upon the exercise for cash of 1,120,000 private placement warrants held by the reporting person, each whole warrant is exercisable for 0.9692 Common Shares upon payment of $15.20 per share or can be exercised on a cashless basis (the “Private Placement Warrants”), as further described in the warrant agreement, dated November 1, 2021, by and between the Company (as successor of Focus Impact Acquisition Corp.) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), and (iii) 591,320 Common Shares issuable upon the conversion of the conversion of $3,000,000 of the principal amount outstanding under Convertible Notes (as defined below) at a floor price of $8.67 per share (subject to adjustment and assuming no conversion of any unpaid and accrued interest under the Convertible Notes). The $3,000,000 of 5.3% convertible notes issued to the reporting person on November 13, 2024 have a maturity date that is 2 years from November 13, 2024 (the “Convertible Notes”). The $3,000,000 principal loan amount and any additional accrued and unpaid interest under the Convertible Notes are convertible into Common Shares at a 25% discount to the issuer’s 20-day volume weighted average share price, subject to a floor price of $0.867 per share. The reporting person, Focus Impact Sponsor, LLC, is controlled by a four-member board of managers composed of Carl Stanton, Ernest Lyles, Howard Sanders and Wray Thorn. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of the reporting person. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the reporting person. Based upon the foregoing analysis, no individual manager of the reporting person exercises voting or dispositive control over any of the securities held by the reporting person, even those in which such manager holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such securities. The business address of the reporting person is 1345 Avenue of the Americas, 33rd Floor, New York, New York, 10105.

Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth certain information as of July 31, 2025 with respect to the 2024 Equity Incentive Plan as amended (the “2024 Plan”):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (A)	Weighted- Average Exercise Price of Outstanding Options (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by stockholders:
2024 Equity Incentive Plan(1)	256,952	$22.79	97,215
Equity compensation plans not approved by stockholders	—	—	—
Total:	256,952	$22.79	97,215

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related Party Transactions
SEC rules require us to disclose any transaction or currently proposed transaction in which we are a participant and in which any related person has or will have a direct or indirect material interest involving an amount that exceeds the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, Director, nominee for Director, or holder of 5% or more of the Company’s Common Shares, or an immediate family member of any of those persons.
The Audit Committee of the Board of Directors (or, to the extent applicable, our disinterested directors) is responsible for reviewing all transactions between the Company and any officer or Director of the Company or any entity in which an officer of Director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.
During the year ended July 31, 2024, the Company issued convertible debentures to Devvio and Envviron who are related parties to the Company. These loans were amended on November 12, 2024. Devvio owns in excess of 10% of the outstanding shares of the Company. Environ is controlled by Ray Quintana, a former director of the Company who stepped down on November 7, 2024 upon completion of the Business Combination.
On November 13, 2024, the Company entered into a strategic consulting agreement with Focus Impact Partners, LLC (the “Consultant”), pursuant to which the Consultant will provide New PubCo with certain consulting services (the “Strategic Consulting Agreement”) and New PubCo will pay the Consultant an annual consulting fee of $500,000, which will be payable in quarterly installments of $125,000 starting with an initial payment for the period beginning December 31, 2023 (pro-rated based on the number of days from December 31, 2023 through and including November 13, 2024). Further, The Company issued 557,290 Common Shares in a private placement pursuant to the Strategic Consulting Agreement in connection with the execution of the Strategic Consulting Agreement. The Strategic Consulting Agreement has a term of three (3) years unless terminated early with at least 120 days advance notice and will be automatically extended for successive one (1)-year periods at the end of each year unless the Company or the Consultant provide a written notice of its desire not to automatically extend at least 120 days prior to the end of each year during the term of the Strategic Consulting Agreement. Pursuant to the Strategic Consulting Agreement, the Company has also agreed to customary indemnification of the Consultant in connection with the performance of its services. On October 17, 2025 the Consultant was paid $125,000. No other payments were made during the year ended July 31, 2025.
On November 13, 2024, the Company amended the terms of convertible debentures payable to Focus Impact Partners and the Sponsor, with face values of $637,150 and $3,345,000, respectively. The convertible debentures have an amended maturity date of November 13, 2026, and the principal and interest are convertible into Common Shares of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares, subject to a floor of $0.867 per share. Focus Impact Partners is owned by two of the Company’s directors: Carl Stanton and Wray Thorn.
On March 19, 2025, the Company issued a new convertible debenture payable to Focus Impact Partners with face value of $218,000. The convertible debenture has a maturity date of March 19, 2027, and the principal and interest are convertible into Common Shares of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares.
Indemnification
The Company provides indemnification for its directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s Bylaws, the Company is required to indemnify its directors and officers to the full extent provided by law then in effect.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors and any persons who beneficially own more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission Officers, Directors and beneficial owners of more than ten percent of the Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of forms furnished to the Company and written representations from the executive officers, Directors and holders of ten percent or more of the Company’s Common Stock, the Company believes, all person’s subject to the reporting requirements with regard to the Common Shares complied with the applicable filing requirements during the year ended July 31, 2025.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for meeting materials with respect to two or more Shareholders sharing the same address by delivering a single meeting materials addressed to those Shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for Shareholders and cost savings for companies.
This year, a number of brokers with account holders who are DevvStream Shareholders will be “householding” the Company’s Proxy Materials. A single copy of Proxy Materials will be delivered to multiple Shareholders sharing an address unless contrary instructions have been received from the affected Shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Proxy Materials, please notify your broker or us. Direct your written request DevvStream Corp. Attention: Secretary at 2108 N St., Suite 4254, Sacramento, California 95816. Shareholders who currently receive multiple copies of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Other than as set forth in this Proxy Statement, no person who has been a director or executive officer of the Company at any time in the last four financial years, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
No directors, proposed nominees for election as directors, executive officers or their respective associates or affiliates, or other management of the Company were indebted to the Company as at the date hereof.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
To the knowledge of management of the Company, no informed person or nominee for election as a director of the Company or any associate or affiliate of any informed person or proposed director had any interest, direct or indirect in any transaction which has materially affected or would materially affect the Company or any of its subsidiaries since the commencement of our most recently completed financial year, or has any interest in any material transaction in the current year other than as set out herein or as disclosed in “Related Party Transactions” in the Company’s Annual Financial Statements for the fiscal year ended July 31, 2025.

OTHER MATTERS
Interim Corporate Mailings
In accordance with National Instrument 54-101 of the Canadian Securities Administrators, registered and beneficial Shareholders of the Company may elect annually to receive interim corporate mailings, including interim financial statements of the Company, if they so request at the address below.
Availability of Annual Report on Form 10-K
Accompanying this Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for 2025 Shareholders who would like additional copies of the Annual Report on Form 10-K should direct their requests in writing to:
DevvStream Corp.
2108 N St., Suite 4254
Sacramento, California 95816
Attention: Secretary
Additional Information Available
Proxy Materials can be viewed online under the Company’s profile on the SEC’s website at www.sec.gov and on SEDAR+ at www.sedarplus.ca or on the Company’s website at devvstream.com. The Proxy Materials will be available for viewing by shareholders for up to one year from the date of posting and shareholders may request a paper copy of the materials at any time during this period. Financial information is provided in the Company’s comparative annual financial statements and management discussion & analysis (“MD&A”) for its most recently completed financial year. Shareholders may contact the Company at (647) 689-6041 to request copies of the Company’s comparative annual financial statements and MD&A for its most recently completed financial year.
The Proxy Statement provides additional detailed information relating to the matters to be dealt with at the Meeting and is supplemental to, and expressly made a part of, the Notice. Additional information about the Company and its consolidated financial statements are also available under the Company’s profile on the SEC’s website at www.sec.gov and on SEDAR+ at www.sedarplus.ca.
Other Business
As of the date of this Proxy Statement, the Board and management are not aware of any other matter, other than those described herein, which will be presented for consideration at the Meeting. Should any other matter requiring a vote of the shareholders properly come before the Meeting or any adjournment thereof, the enclosed proxy confers upon the persons named in and entitled to vote the shares represented by such proxy discretionary authority to vote the shares represented by such proxy in accordance with their best judgment in the interest of the Company on such matters. The persons named in the enclosed proxy also may, if it is deemed advisable, vote such proxy to adjourn the Meeting from time to time.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Sunny Trinh
Sacramento, California	Sunny Trinh
November 18, 2025.	Chief Executive Officer

DevvStream

DEVVSTREAM CORP.
2108 N STREET, SUITE 4254
SACRAMENTO, CA 95816

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 28, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DEVS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 28, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V81399-P39768 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DEVVSTREAM CORP.

A. PROPOSALS – The Board of Directors recommends a vote FOR all the nominees listed, THREE YEARS for Proposal 2 and FOR Proposals 3 and 4.

Proposal 1: Election of Directors. On the proposal to elect the following Directors to serve until the indicated Annual Meeting of Shareholders of the Company and until their successors are elected and qualified:

Nominees:	**For**	**Withhold**
1a. Carl Stanton	☐	☐
1b. Wray Thorn	☐	☐
1c. Michael Max Bühler	☐	☐
1d. Stephen Kukucha	☐	☐
1e. Jamila Piracci	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
Proposal 2: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐

B. Authorized Signatures – This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V81400-P39768

PROXY CARD

DEVVSTREAM CORP.
ANNUAL MEETING OF SHAREHOLDERS DECEMBER 29, 2025 10:00 AM, PT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Sunny Trinh and Chris Merkel (the "**Management Nominees**"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of DEVVSTREAM CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, PT on December 29, 2025, at the www.virtualshareholdermeeting.com/DEVS2025 and any adjournment or postponement thereof.

Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the Management Nominees whose names are printed herein, please contact Chris Merkel (chris@devvstream.com) to request an alternative form of proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be marked, dated and signed on reverse side)